Exhibit 10.3

Chief Operating Officer – Services Consulting Agreement

This Services Consulting Agreement ("Agreement") is made by and between Integral Technologies, Inc. and Lyndsey Wright (“Contractor”).

Recitals

A.         The Company conducts mineral exploration in the United States of America and elsewhere and wishes to engage Contractor to provide services to the Company.

B.         Contractor desires to enter into this Agreement for the provision of services to the Company.

Now, therefore, in consideration of their mutual promises the parties agree:

1.           Contractor's Obligation. Contractor shall have the following obligations:

1.1    General Obligations. Contractor will act as the Company’s Chief Operating Officer, whose responsibilities shall include provision of administrative, consulting, management and operations services.

1.2    Specific Obligations. During Contractor’s engagement, Contractor shall have the following obligations:

Contractor will report to the Chief Executive Officer, Brett Mitchell, and will be responsible for supporting the management, administration, operation, advancement, and promotion of the Company and its mineral assets.

The role may include, without limitation, general administration, accounting and financial management, monthly financial reporting to the Board, expense and invoice tracking, document management, implement procedures to streamline efficiencies, project coordination, landman work, stakeholder liaison, contractor and consultant coordination, land and mineral asset administration, due diligence, agreement review, and commercial support.

Contractor will assist with managing the Company’s mineral claims, leases, joint ventures, land positions, optioned assets, and related obligations to ensure the Company’s assets remain in good standing, including tracking and coordinating payment of claim fees, rent, lease payments, option payments, annual payments filings, royalty related payments, renewals, and other property-related obligations.

The role may also include reviewing, summarizing, assisting with negotiation of, and managing compliance with land access agreements, mineral leases, option agreements, joint venture agreements, confidentiality agreements, consulting agreements, service agreements, and other legal or commercial agreements.

Contractor will liaise with claim staking companies, landmen, geological service providers, accountants, consultants, contractors, laboratories, legal advisors, landowners, government agencies, investors, potential partners, and other stakeholders as required.

Contractor will support the promotion and commercialization of the Company’s assets, including reviewing and improving of presentations, project summaries, data rooms, due diligence materials, investor or partner communications, transaction support, and related business development activities. The Company shall provide Contractor with support as required from the Company’s geology team.

Contractor will perform such other duties as may reasonably be required by the Company from time to time, consistent with the needs of the Company’s mineral exploration and project generation business.

1.2.1    Best Effort. Contractor shall perform to the best of Contractor's ability all duties assigned to Contractor by the Company and carry out the Company’s policies and directions.

1.2.2    Exclusivity. While performing contract services for the Company on the Company’s properties and prospects, Contractor shall not provide like services on such properties and prospects for any other party than the Company.

1.2.3    Company Fully Advised. While engaged by the Company, Contractor shall keep the Company advised of Contractor's proposed plans, travel and work for the Company.

1.2.4    Preserve Company Assets. Contractor shall care for and preserve the assets of the Company provided to Contractor and return the same to the Company at or before the termination of this Agreement in good and working condition.

1.2.5    Delegation of Duties. Contractor shall not delegate any of Contractor’s duties under this Agreement without the Company's prior written approval.

1.2.6    Observe Applicable Laws. Contractor shall perform the contract services in accordance with all applicable laws and regulations.

1.2.7    Reports. Contractor shall prepare written reports in such form and substance as the Company requests. Contractor shall make themselves available for regular weekly team meetings.

1.2.8    Communications. Contractor shall report to the representative of the Company concerning each item of work assigned to Contractor by such Company representative.

1.3    Independent Contractor. This is not an agreement for employment, full time or otherwise. Except as otherwise specifically provided in this Agreement, Contractor shall act as and be deemed to be an independent contractor for all purposes of this Agreement and shall not act as or be deemed to be an employee of the Company. Contractor shall not hold Contractor out as a member, partner, or employee of the Company, and shall not enter into any contract or incur any liability in the Company's name without the Company's prior written approval. Subject to the instructions from the Company as to Contractor’s obligations for any specific contract work assignment, Contractor shall have responsibility for determining the appropriate means and methods to be used in performance of Contractor’s obligations under this Agreement.

1.3.1    Workmen's Compensation. The Company shall not be obligated to pay for or on behalf of Contractor workmen's compensation premium assessments; however, any such payment by Company (if any) shall not alter or affect the parties' relationship hereunder, and shall not constitute Contractor as a full time or regular employee of the Company, such workmen's compensation premiums to be paid solely for the convenience of the parties and in the exclusive discretion of the Company.

1.3.2    Taxes, Benefits, Etc. The Company shall have no liability for payment of or withholding of taxes of Contractor’s social security premiums, federal, state or city income taxes, retirement or other Company benefits or any other charges traditionally paid by the Company on behalf of its full-time employees.

1.4    Documents and Property. The data, drawings, maps, plans, reports or other information delivered to or prepared by Contractor and for which Contractor is compensated pursuant to this Agreement shall be the property of the Company. All such information which is the property of the Company under this Agreement shall be delivered to the Company by Contractor upon completion of Contractor's obligations under this Agreement, and shall not be reprinted, distributed, published or disclosed to any other party by Contractor, except as provided in this Agreement.

This Section shall not apply to data which Contractor independently possesses or prepares for a property or prospect before being engaged by the Company to provide services in respect of such property or prospect. All non-consumable materials or equipment purchased or leased by the Contractor under this Agreement for which Contractor is reimbursed by the Company shall become the property of the Company upon such reimbursement and shall be delivered to the Company upon completion of Contractor's obligations under this Agreement or otherwise disposed of at the Company's direction.

1.5    Insurance. Contractor shall procure and, at all times during the performance of this Agreement, maintain in full force and effect at Contractor's own expense the following insurance:

1.5.1    Unless waived by the Company, workmen's compensation insurance for Contractor as required by law.

1.5.2    Comprehensive general liability, personal injury liability and property damage liability, in an amount not less than One Million Dollars ($1,000,000.00) per occurrence.

1.5.3    Automobile, bodily injury and property damage liability insurance covering automobiles owned by Contractor and used in the performance of this Agreement in such amounts not less than Six Hundred Thousand Dollars ($600,000.00) per occurrence, Five Hundred Thousand Dollars ($500,000.00) per person for bodily and One Hundred Thousand Dollars ($100,000.00) per occurrence for property damage.

Whenever the Company reasonably requests, Contractor shall furnish to the Company evidence that such insurance is being maintained.

2.          Term of Agreement. The term of this Agreement shall commence on September 21st, 2026, notwithstanding that this Agreement is executed effective November 10, 2026 (the “Effective Date”), and the parties agree that this Agreement shall apply retroactively to, and govern, all services performed by Contractor for the Company from September 21st, 2026 through the Effective Date. Contractor may terminate this Agreement by delivering to the Company 60 days’ written notice. The Company may terminate this Agreement by delivering to Contractor 60 days’ written notice.

3.           Contractor's Efforts; Time to be Devoted by Contractor.

3.1    Standard of Performance. Contractor shall cooperate with the Company and use maximum professional skill, diligence and care so that all work is scheduled and completed to the Company’s satisfaction.

3.2    Normal Hours. The parties acknowledge that Contractor's services under this Agreement shall be provided on a fifty percent (50%) time retainer basis. Contractor shall devote approximately fifty percent (50%) of their working time, estimated at twenty (20) hours per week or eighty (80) hours per month, to the Company.

The Contractor may determine the manner in which such hours are scheduled, provided that the Services are performed in a timely, professional, and responsive manner, and that all agreed deliverables, deadlines, and Company expectations are met.

4.           Office Space. The Company expects the Contractor to provide a suitable working space within their home office. The Contractor may be based anywhere that allows them to fulfill their role and has high speed internet connection.

The Company and Contractor acknowledge that, if additional local office space is needed or desired in the future, the Company will reimburse the Contractor for the reasonable cost of such office space, up to a maximum of $1,000 per month, subject to prior discussion and approval by the Company. As of the Effective Date of this Agreement, no such additional office space or reimbursement has been approved or is applicable.

5.           Compensation.

Monthly Retainer

In consideration for the Services provided by the Contractor under this Agreement, the Company shall pay the Contractor a monthly retainer of Eight Thousand Three Hundred and Thirty Tree Dollars ($8,333.33), equivalent to One Hundred Thousand Dollars ($100,000) per annum, based on a fifty percent (50%) time commitment.

Contractor shall furnish the Company with narrative monthly statements including expenses incurred. The Company shall pay the compensation payable to Contractor within fifteen (15) days after Contractor's delivery of Contractor’s monthly billing.

Equity Compensation

As part of the Contractor’s compensation, the Company shall provide the Contractor with an equity award having an aggregate target value of approximately US$250,000, subject to the terms of the applicable equity incentive plan and award agreement. The equity award shall vest in three instalments as set out below, from the Contractors commencement date -

1.	$50,000 on 6 months service and the Company achieving a $75m market capitalisation,
2.	$100,000 on 12 months service and with completion of a first drilling exploration program that delivers an ore grade intercept, and
3.

$100,000 on 24 months service and the Company delivering an initial Inferred Resource for an uplisting to a major exchange (NYSE or Nasdaq), These are also subject to the Contractor’s continued service through each applicable vesting date.

The Company and Contractor shall cooperate in good faith to structure the equity award in a manner intended to minimize adverse tax consequences to the Contractor, to the extent permitted under applicable law.

The Company shall also grant the Contractor an option award, with the number of options, exercise price, vesting schedule, and other terms to be mutually agreed upon and documented in the applicable equity award agreement.

The incentive equity and option award details will be completed by the Board with the Contractor following the completion of the Apex North transaction and successful re-listing on the OTC, and $3m initial capital raising immediately post OTC relisting.

To qualify for any equity participation or bonus payment under this clause, the Contractor must be actively engaged by the Company: (a) when the Company and the third-party counterparty execute and deliver the transaction agreement or instrument; and (b) when the Company receives the consideration payable or deliverable in respect of the transaction.

If the Contractor resigns or this Agreement is terminated, or is no longer actively engaged by the Company for any reason after the Company enters a transaction subject to this Section 5 and before the receipt of such consideration by the Company, the Contractor shall have no entitlement to and the Company shall not be obligated to pay or deliver to Contractor and interest in or share of any consideration or payment paid or delivered to the Company after which accrues after the Contractor’s resignation or termination of this Agreement.

The Contractor acknowledges that the potential value of any equity instruments or bonus consideration issued pursuant to this clause may range from negligible to significant and will depend on factors including, but not limited to, exploration results, project outcomes, commodity prices, market conditions, liquidity, vesting terms, escrow restrictions, and the financial position of the issuer. The Company makes no representation or warranty as to the present or future value, liquidity, transferability, vesting, tax treatment, or ultimate realizable value of any such consideration paid or delivered to the Company.

The Contractor acknowledges and agrees that all monetary and project participation compensation payable or deliverable to the Contractor under this Agreement are provided as consideration for services rendered in an independent contractor capacity. The Contractor shall be solely responsible for reporting and paying any and all federal, state, local, and other applicable taxes, including income tax, self-employment tax, capital gains tax, and any other tax obligations arising from or related to the receipt, holding, vesting, exercise, transfer, sale, or disposition of such equity instruments or bonus consideration. the Company shall have no obligation to withhold, remit, or pay any taxes on behalf of the Contractor, except to the extent required by applicable law.

6.           Expenses.

6.1    Reimbursed Expenses. Subject to the provisions of Section 6.2, the Company shall reimburse Contractor for:

6.1.1    Reasonable travel expenses for pre-approved travel, including without limitation, lodging and food, and transportation during Contractor's engagement.

6.1.2    The Company agrees to pay Contractor a mileage reimbursement in accordance with the prevailing IRS standard mileage rate (currently $0.725 per mile) for all authorized field work-related travel, for which Contractor uses Contractor's own motor vehicle on behalf of the Company. Such motor vehicle to be owned, operated, insured and maintained solely by Contractor and solely at the expense of Contractor. Contractor shall maintain and deliver to the Company a log for the miles for which reimbursement is sought, including a description of the area traveled and the reasons for such travel.

6.1.3    Out-of-pocket expenses necessarily incurred for Contractor’s performance of the services to be performed under this Agreement.

6.1.4    Other expenses reasonably incurred under this Agreement, provided that such expenses have been made with the Company's prior approval and such expenses are submitted for reimbursement for pursuant to the terms of this Agreement.

6.2    Record Keeping. Contractor shall keep an accurate account of all expenses necessarily incurred by Contractor and will deliver a monthly detailed statement of Contractor’s expenses incurred. Contractor shall submit to the Company copies of the original scanned receipts, vouchers and invoices representing such expenses. The Company will pay such expenses within the time for payment of Contractor's compensation under this Agreement.

7.          Assignment and Delegation. Except as specifically provided to the contrary, Contractor may not assign any of Contractor's rights or interests or delegate Contractor's obligations or duties under this Agreement except upon the Company's prior written consent. Contractor acknowledges that the Company may acquire or become an affiliate of one or more other corporations and that Contractor agrees that the Company may assign its rights under this Agreement to such other companies. Contractor agrees to perform Contractor’s obligations under this Agreement for such other companies.

8.           Confidential Data.

8.1    Property of Company. Contractor acknowledges and agrees that the data, information, reports, surveys and other documents provided to Contractor by the Company, created or developed by the Company, created or developed by Contractor during Contractor’s performance of Contractor’s obligations under this Agreement or acquired by the Company or Contractor in the performance of their obligations under this Agreement shall be held in strictest confidence. This Section shall not apply to data which Contractor independently possessed or prepared for a property or prospect before being engaged by the Company to work on such property or prospect. Contractor shall retain the right to use the data which Contractor previously possessed or prepared. Contractor acknowledges and agrees that any data or other information prepared by Contractor for the work performed pursuant to this Agreement and for which Contractor is compensated under this Agreement shall at all times belong to the Company and shall be usable now or in the future by the Company for any purposes without payment or charge, except the payments which the Company is obligated to pay to Contractor under this Agreement.

8.2    Nondisclosure by Contractor. Contractor shall not disclose to any third party any confidential data or information communicated to it or to its employees or agents by the Company and shall not use, or allow the use of, any of such data or information for the benefit of any other person, the Company or corporation without the Company's prior written consent.

Contractor acknowledges that the Company’s clients are or may become companies or wholly-owned subsidiaries of companies whose shares are listed on a securities exchange for trading by the public. Contractor agrees and covenants to comply with applicable securities laws and regulations regarding nondisclosure of the Company’s and clients’ data and information.

8.3     Access to Company Financial Information and Funds.

The Contractor may, in the course of providing the Services, be granted access to the Company’s bank account information, tax filings, financial records, accounting systems, passwords, login credentials, payment platforms, and other confidential financial information.

The Contractor shall use such access solely for authorized Company business and only in accordance with the Company’s instructions and approval procedures. The Contractor shall not withdraw, transfer, spend, redirect, misappropriate, or otherwise use any Company funds, assets, accounts, or financial information for any unauthorized purpose.

The Contractor shall be personally liable to the Company for any unauthorized withdrawal, transfer, payment, expenditure, misappropriation, misuse, fraud, or other unauthorized use of Company funds, accounts, credentials, or financial information, including any losses, costs, fees, penalties, damages, and reasonable legal expenses incurred by the Company as a result of such conduct.

The Contractor shall maintain the confidentiality and security of all Company passwords, login credentials, banking information, and financial records, and shall not disclose, share, store insecurely, or permit access to such information by any unauthorized person. The Contractor shall immediately notify the Company of any suspected or actual unauthorized access, disclosure, loss, misuse, or compromise of Company financial information or credentials.

The Contractor’s obligations under this Section 8.3 shall survive the termination or expiration of this Agreement.

8.4    Term. Contractor's obligations under this Section 8 shall exist during the term of this Agreement, any renewals or extensions and after the termination of this Agreement.

9.           Contracting for Others.

9.1    Consulting Permitted. The Contractor is free to engage in other employment or contract work during the term of this Agreement, provided that such activities do not create a conflict of interest, interfere with the performance of the Contractor’s duties under this Agreement, or involve the use or disclosure of the Company’s confidential or proprietary information. The Contractor agrees to promptly disclose to the Company any potential conflict of interest that may arise in connection with other work or business activities, in particularly in relation to project generation and exploration activities.

10.      Indemnity. Each party shall indemnify and save harmless the other from and against any and all claims, demands, awards, actions and proceedings by whomsoever made, brought or prosecuted, loss, damage or expense suffered or incurred by the party, including attorneys' fees, which are based upon contract or tort, and arise from or are in any way connected with the performance by the parties of their respective obligations under this Agreement or anything done or maintained by the parties as required under this Agreement, except and to the extent the same was negligently caused by the party seeking indemnification.

11.          Notices and Payments.

11.1    Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by email, commercial courier, registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section.

Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by email or other electronic transmission and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to Company:	Brett Mitchell:
***
If to Contractor:	Lyndsey Wright:
***

Payments. Any payment to be made to Contractor shall be deemed properly made if a check or electronic transfer payable to Contractor in the appropriate amount is delivered to Contractor in accordance with the provisions of this Section. Any such payment shall be deemed to be received by Contractor pursuant to this Section provided such check or electronic transfer is honored on presentment. All dollar amounts described in this Agreement are United States dollars.

12.         Miscellaneous.

12.1    Company Holiday Period & Leave. The Company observes an annual shutdown period from December 24 through January 3 each year. During this period, the Contractor shall continue to receive their normal monthly retainer, but shall not be expected to perform Services, respond to routine Company matters, or otherwise be available for work, unless otherwise agreed in advance or required in the case of an urgent matter.

The annual shutdown period shall not reduce the Contractor’s monthly retainer or otherwise affect the Contractor’s standing under this Agreement.

12.2     Successors. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and Contractor, Contractor's heirs, executors, successors and permitted assigns.

12.3    Entire Agreement. The parties agree that the whole agreement between them is written in this Agreement and this Agreement shall constitute the entire contract between the parties. There are no terms or conditions, express or implied, other than stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

12.4    Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and any litigation concerning this Agreement shall be commenced in Washoe County, State of Nevada. The forum for any action regarding the construction or enforcement of this Agreement shall be the Second Judicial District Court, Washoe County, Reno, Nevada. Each party consents and submits to the jurisdiction of the Second Judicial District Court.

12.5    Severability. If any part, term or provision of this Agreement is held by the courts to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provision shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

12.6    Headings. Headings used herein are for convenience of reference only.

12.7     Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

The parties have executed this Agreement effective November 10, 2026.

INTEGRAL TECHNOLOGIES, INC.

By

Brett Mitchell, CEO

CONTRACTOR

By

Lyndsey Wright